Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

WeWork Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Primary Offering
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c)	77,655,804(2)	$0.41(3)	$31,838,879.64	0.00011020	$3,508.65
Fees Previously Paid	—	—	—	—	—	—	—	—
Secondary Offering
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c)	2,483,839,097(4)	$0.41(3)	$1,018,374,029.77	0.00011020	$112,224.82
	Equity	Warrants	Rule 457(c)	5,441,333(5)	$0.04(6)	$217,653.32	0.00011020	$23.99
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$1,050,430,562.73		$115,757.46
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$115,757.46

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional shares of common stock, preferred stock, warrants, debt securities, subscription rights and units as may be issuable with respect to the securities being issued hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Consists of 77,655,804 shares of Class A Common Stock that may be issued upon exercise of warrants (including (A) 21,541,282 shares that may be issued upon exercise of warrants issued in connection with the initial public offering of BowX Acquisition Corp. and (B) 56,114,522 shares that may be issued upon exercise of warrants held by entities affiliated with SoftBank).

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the Class A Common Stock on May 4, 2023, as reported on the New York Stock Exchange under the symbol “WE”.

(4)
Consists of 2,483,839,097 shares of Class A Common Stock registered for resale by the selling securityholders (including (A) 21,541,282 shares of Class A Common Stock that may be issued upon exercise of warrants issued in connection with the initial public offering of BowX Acquisition Corp., (B) 56,114,522 shares that may be issued upon exercise of warrants held by entities affiliated with SoftBank, (C) 80,000,000 shares purchased in the PIPE investment that closed concurrent with the Business Combination, (D) 15,000,000 shares held by DTZ Worldwide limited, a parent company to Cushman & Wakefield U.S., Inc., (E) 19,938,089 shares issuable upon the conversion of WeWork Partnership Profits Interest Units or WeWork Partnership Class A Common Units and the corresponding cancellation of WeWork Class C Common Stock, (F) 571,030,178 shares, comprised of (i) up to 201,126,083 shares issuable upon the exchange of Second Lien Exchangeable Notes (as defined in the prospectus), which number represents the maximum aggregate number of shares issuable upon the exchange of Second Lien Exchangeable Notes and (ii) up to 369,904,095 shares issuable upon the exchange of Third Lien Exchangeable Notes (as defined in the prospectus), which number represents the maximum aggregate number of shares issuable upon the exchange of Third Lien Exchangeable Notes, (G) 1,398,274,203 shares issued to certain selling securityholders identified in the prospectus (i) in connection with the consummation of certain offers to exchange by WeWork Companies LLC and WW Co-Obligor Inc., (ii) pursuant to the Exchange Agreement, dated as of May 5, 2023, by and among the Company and the other parties thereto and (iii) pursuant to that certain Securities Purchase and Commitment Agreement, dated as of March 17, 2023, by and among the Company and the other parties thereto and (H) 321,940,823 additional shares of common stock (including common stock held by affiliates and shares issuable upon the exercise of outstanding options and restricted stock unit awards)).

(5)	Consists of up to 5,441,333 private placement warrants registered for resale by the selling securityholders.
(6)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The price per warrant and aggregate offering price are based on the average of the high and low prices of the warrants on May 5, 2023, as reported on the New York Stock Exchange under the symbol “WE WS”.